Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

(as to 6.250% Senior Notes due 2008, 6.250% Senior Notes due 2010, 7.375% Senior Notes due 2013,

7.125% Senior Notes due 2015)

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 27, 2006, between Cendant Corporation, a Delaware corporation (the “Company”), and The Bank of Nova Scotia Trust Company of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of January 13, 2003 (the “Indenture”), pursuant to which the Company has $800,000,000 aggregate principal amount of 6.250% Senior Notes due 2008 (the “2008 Notes”) outstanding, $350,000,000 aggregate principal amount of 6.250% Senior Notes due 2010 (the “2010 Notes”) outstanding, $1,200,000,000 aggregate principal amount of 7.375% Senior Notes due 2013 (the “2013 Notes”) outstanding and $250,000,000 aggregate principal amount of 7.125% Senior Notes due 2015 (the “2015 Notes,” and together with the 2008 Notes, the 2010 Notes and the 2013 Notes, the “Notes”) outstanding;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve the amendments to the Indenture (the “Proposed Amendments”) set forth in this Supplemental Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture as to a series of notes with the written consent of the Holders of a majority in principal amount of the then outstanding notes of such series (the “Requisite Consent”);

WHEREAS, this Supplemental Indenture and the Proposed Amendments contemplated herein shall apply to the Notes;

WHEREAS, the Company has distributed Offers to Purchase and Consent Solicitations Statements, dated June 14, 2006, (the “Solicitation Statement”), and related Consent and Letter of Transmittal, dated as of June 14, 2006, to the Holders of the Notes in connection with the Proposed Amendments as described in the Solicitation Statement;

WHEREAS, the Company and the Trustee have received the Requisite Consent to the Proposed Amendments to the provisions of the Indenture from Holders of each of the 2008 Notes, the 2010 Notes, the 2013 Notes and the 2015 Notes, and all other conditions precedent, if any, provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with as of the date hereof; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO THE DEFINITIONS IN THE INDENTURE AND THE NOTES. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted as described in the Solicitation Statement, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety or revised to conform herewith, solely as they relate to the Notes.

3. AMENDMENTS TO ARTICLE V – REMEDIES. Section 5.01 of the Indenture is hereby amended by deleting clauses (4) and (7) thereof.

4. AMENDMENTS TO ARTICLE VII – HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY. The following Section of the Indenture and any corresponding provisions in the Notes, is hereby deleted in its entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 7.03	REPORTS BY COMPANY

5. AMENDMENTS TO ARTICLE VIII – MERGER, CONSOLIDATION AND SALE OF ASSETS. The following Sections of the Indenture and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 8.01	COMPANY MAY CONSOLIDATE, ETC., ONLY ON CERTAIN TERMS
Section 8.02	SUCCESSOR PERSON SUBSTITUTED

6. AMENDMENTS TO ARTICLE X – COVENANTS. The following Sections of the Indenture and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 10.04	STATEMENT AS TO COMPLIANCE
Section 10.06	PAYMENT OF TAXES AND OTHER CLAIMS
Section 10.07	CORPORATE EXISTENCE

7. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

11. RATIFICATION OF INDENTURE; SUPPLEMENTAL PART OF INDENTURE. Except as specifically amended and supplemented by this Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed. This Supplemental Indenture shall form a part of the Indenture with respect to the Notes for all purposes, and every holder of 2008 Notes, 2010 Notes, 2013 Notes and 2016 Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Supplemental Indenture have been delivered by each party hereto to the other party hereto; provided, however, that no provision of this Supplemental Indenture shall be effective or binding on the parties hereto unless (i) such provision complies with the Trust Indenture Act and (ii) Holders of the requisite principal amount of each of the 2008 Notes, 2010 Notes, 2013 Notes and 2016 Notes have provided consents (and not thereafter validly revoked such consent) to such provision on or prior to the date hereof. Notwithstanding an earlier execution date, the provisions of this Supplemental Indenture shall become operative at the time and date upon which the Company notifies the depositary for the Notes, The Bank of Nova Scotia Trust Company of New York, that the Notes are accepted for purchase pursuant to the Solicitation Statement. The Company shall promptly notify the Trustee that it has accepted for purchase the Notes, however failure to notify the Trustee shall not affect whether or not this Supplemental Indenture is operative.

12. VALIDITY; ENFORCEABILITY. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. THIRD-PARTY BENEFICIARY. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first written above.

CENDANT CORPORATION

By:	/s/ DAVID B. WYSHNER
Name:	David B. Wyshner
Title:	Executive Vice President and Treasurer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, AS TRUSTEE

By:	/s/ JOHN F. NEYLAN
Name:	John F. Neylan
Title:	Trust Officer